Exhibit 10.1

[Curis Letterhead]

October 27, 2008

Daniel R. Passeri

Curis, Inc.

45 Moulton St.

Cambridge, Massachusetts 02138

Re:	Employment Agreement

Dear Dan:

Reference is hereby made to the Employment Agreement, dated as of September 18, 2007, by and between Curis, Inc. (“Curis”) and you (the “Employment Agreement”).

Notwithstanding anything to the contrary in the Employment Agreement, Curis and you hereby agree that, as of the date hereof, in consideration for the grant to you of an option to purchase 202,000 shares of common stock of Curis (the “Option”), your base salary shall be reduced from $400,000 to $300,000 per annum, and shall remain subject to annual review by the board of directors, or compensation committee of the board of directors, of Curis. The Option will be granted pursuant to our 2000 Stock Incentive Plan (the “Plan”) and will be subject to the terms and conditions of the Plan and a stock option agreement by and between you and the Company in the form previously furnished to you.

Curis and you hereby agree that the aforementioned reduction in salary shall not constitute “Good Reason” as defined in the Employment Agreement and that in connection with any termination of employment you hereby waive any claim for benefits under said agreement as a result of such reduction.

In addition, Curis and you hereby agree to amend the Employment Agreement as follows:

1.	Section 3.3 of the Employment Agreement is hereby amended to add the following sentence to the end of such section:

“In addition, the Company shall pay fees to a tax professional of up to $7,500 per year for the preparation of the Employee’s tax returns. If the payment of such fees is imputed to the Employee as income for federal tax purposes, the Company shall reimburse the Employee for the taxes paid on such fees.”

2.	Sections 5(a) and 5(c) of the Employment Agreement are hereby amended by deleting the following clause from such sections:

“upon execution of a general release of all claims against the Company, its employees, officers, directors and agents, in a form drafted by the Company,”

3.	Sections 5(a)(ii) and 5(c)(ii) of the Employment Agreement are hereby amended by deleting such sections in their entirety and substituting for each the following:

“(ii) twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of the greater of (x) the Employee’s base salary in effect on September 30, 2008 or (y) the Employee’s then base salary, reduced by all applicable taxes and withholdings, in accordance with the Company’s then current payroll policies and practices and”

4.	The penultimate sentence of Section 5(c) of the Employment Agreement is hereby amended by deleting such sentence in its entirety and substituting therefore the following:

“For purposes of this paragraph, the Employee’s “Base Salary” shall be the greater of the amount in effect (x) on September 30, 2008, (y) immediately prior to the Change in Control Event or (z) on the termination date of Employee’s employment.”

5.	The introductory clause of Section 5(e)(iii) of the Employment Agreement is hereby amended by deleting such clause in its entirety and substituting therefore the following:

“If, as of the date of the “separation from service” of the Employee from the Company, the Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), as determined by the Company in accordance with its procedures, by which determination the Employee hereby agrees that he is bound, then:”

6.	The following new Subsection 5(e)(iv) hereby is added to the Employment Agreement:

“The receipt of any severance benefits provided for under this Agreement or otherwise shall be dependent upon the Employee’s delivery to the Company of an effective general release of claims in a form satisfactory to the Company within 60 days of the date of the Employee’s termination of employment, and shall be paid or commence no later than thirty (30) days thereafter; provided, however, that if the date on which the severance benefits are to be paid or commence occurs in the calendar year following the year of the Employee’s date of termination, the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year. Notwithstanding the foregoing, any payment of benefits under this subparagraph shall be subject to the provisions of Subsection 5(e)(iii) to the extent applicable.”

Very truly yours, CURIS, INC.

By:	/s/ Michael P. Gray
Name:	Michael P. Gray
Title:	Chief Financial Officer and Chief Operating Officer

Agreed and accepted as of the date first written above:

By:	/s/ Daniel R. Passeri
Daniel R. Passeri